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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 144

                      NOTICE OF PROPOSED SALE OF SECURITIES
              PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933


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
N-VIRO INTERNATIONAL CORP                               84-1741211                                      0-21802
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1(a) NAME OF ISSUER (Please type or print)          (b)   IRS IDENT. NO.                    (c)   S.E.C. FILE NO.



                                        3450 W. CENTRAL AVENUE STE 328                          TOLEDO       OHIO       43606
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1(d)ADDRESS OF ISSUER                                        STREET                              CITY       STATE      ZIP CODE


                        (419)                       535-6324
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(e)TELEPHONE            AREA CODE                     NUMBERS





WORLDTECH WASTE MANAGEMENT INC.                                                 54-1956034
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2    (a) NAME OF PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD         (b)    IRS IDENT. NO.


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(c)    RELATIONSHIP TO ISSUER


750 Boston Neck Road Unit 2             NARRAGANSET           RI        02882
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(d)    ADDRESS STREET                       CITY                  STATE     ZIP CODE
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3(a)     Title of the Class of          (b)     Name and Address of Each        SEC USE ONLY            (c)     Number of Shares or
         Securities To Be Sold                  Broker Through whom the         Broker-Dealer                    Other Units To Be
                                                Securities Are To Be            File Number                            Sold
                                                Offered or Each                                                  See instr. 3(c))
                                                Market Maker who Is
                                                Acquiring the Securities
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        COMMON                                  UBS PaineWebber Inc.                                            26,000
                                                One Citizens Plaza
                                                Providence, RI  02903

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(d)      Agggregate Market         (e)      Number of Shares or            (f)    Approximate Date of      (g)        Name of Each
               Value                      Other Units Outstanding                        Sale                    Securities Exchange
         (See instr. 3(d))                   (See instr. 3(e))                     (See instr. 3(f))              (See instr. 3(g))
                                                                                   (MO.   DAY   YR.)
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                $26,500                                                                  11/9/01                      NASDAQ
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                        TABLE I-- SECURITIES TO BE SOLD

Furnish the following information with respect to the acquisition of the securities to be sold and with respect to the payment of all or any part of the purchase price or other consideration therefor:

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                                                                                             Name of Person from Whom Acquired
   Title of the Class      Date you Acquired      Nature of Acquisition Transaction        (if gift, also give date donor acquired)
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 Common                   8/10/2000                Private Transaction                       Open Market

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       Amount of Securities Acquired         Date of Payment        Nature of Payment
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      26,000                                 8/10/2000              Private Funds


               TABLE II -- SECURITIES SOLD DURING THE PAST 3 MONTHS
   Furnish the following information as to all securities of the issuer sold during the past 3 months by the person for whose account the securities are to be sold.


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 Name and Address of Seller    Title of Securities Sold    Date of Sale    Amount of Securities Sold         Gross Proceeds
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                                NONE


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INSTRUCTIONS:

See the definition of "person" in paragraph (a) of Rule 144. Information is to be given not only as to the person for whose account the securities are to be sold but also as to all other persons included in that definition. In addition, information shall be given as to sales by all persons whose sales are required by paragraph (e) of Rule 144 to be aggregated with sales for the account of the person filing this notice.

ATTENTION:

THE PERSON FOR WHOSE ACCOUNT THE SECURITIES TO WHICH THIS NOTICE RELATES ARE TO BE SOLD HEREBY REPRESENTS BY SIGNING THIS NOTICE THAT HE DOES NOT KNOW ANY MATERIAL ADVERSE INFORMATION IN REGARD TO THE CURRENT AND PROSPECTIVE OPERATIONS OF THE ISSUER OF THE SECURITIES TO BE SOLD WHICH HAS NOT BEEN PUBLICLY
DISCLOSED

                    11/9/01                                /S/ JOAN WILLS
                    -------                                --------------
                 DATE OF NOTICE                              (SIGNATURE)


THE NOTICE SHALL BE SIGNED BY THE PERSON FOR WHOSE ACCOUNT THE SECURITIES ARE TO BE SOLD. AT LEAST ONE COPY OF THE NOTICE SHALL BE MANUALLY SIGNED. ANY COPIES NOT MANUALLY SIGNED SHALL BEAR TYPED OR PRINTED SIGNATURES

                                     ATTENTION:

             INTENTIONAL MISSTATEMENTS OR OMISSION OF FACTS CONSTITUTE

                  FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)